Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-14 of our report dated February 28, 2022, relating to the consolidated financial statements of Blackstone Secured Lending Fund and subsidiaries (the “Company’), appearing in the Annual Report on Form 10-K of Blackstone Secured Lending Fund for the year ended December 31, 2021, and of our report dated February 28, 2022, relating to information of Blackstone Secured Lending Fund set forth under the heading “Senior Securities” appearing in the Form N-14.

We also consent to the reference to us under the headings “Financial Highlights,” “Senior Securities” and “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 20, 2022